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HCC INSURANCE HOLDINGS, INC.

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                                                                            NEWS

                                                     Contact:  Thomas C. Franco
                                                     Mark Kollar
                                                     Broadgate Consultants, Inc.
                                                     212/232-2222


FOR IMMEDIATE RELEASE
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              HCC Insurance Withdraws Offer for The Centris Group

      HCC Cites Centris' Board's Refusal to Discuss Offer Before Rejection

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HOUSTON, January 27, 1999 -- HCC Insurance Holdings, Inc. (NYSE:HCC) today said that is has unconditionally withdrawn its offer to acquire The Centris Group, Inc. (NYSE:CGE) for $13.25 per share in cash. HCC currently owns 7.79% of the Common Stock of Centris.

     HCC decided to withdraw its offer after today's announcement by Centris that its Board of Directors unilaterally had rejected HCC's bid without any meetings, discussions or negotiations with HCC about the proposal. When HCC's offer was made on January 11, 1999, it represented a 40% premium over the average closing Centris price for the previous 20 trading days and a 34% premium over the average closing Centris price for the previous six months trading. In addition, HCC's offer was not subject to any due diligence condition or financing contingencies.

     Stephen L. Way, Chairman and Chief Executive Officer of HCC said, "We are extremely disappointed with the decision by the Centris Board especially since we left the door open for a higher price subject to due diligence. We believe that our offer was full and fair, and presented exceptional value for Centris' shareholders, who must be extremely disappointed by this action."

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     HCC is an international insurance holding company with assets exceeding
$1.5 billion and whose shares are traded on the NYSE with a market capitalization of over $1 billion. Operations consist of insurance companies rates A+ (SUPERIOR) by A.M. Best Company, underwriting agencies, intermediaries and insurance-related service companies specializing in aviation, marine, offshore energy, property, workers' compensation, accident and health insurance and reinsurance worldwide, with total premiums written exceeding $1.2 billion.

     Shareholders and others are cautioned this announcement may contain forward-looking statements and that all forward-looking statements involve risks and uncertainties, including without limitation, statements about the consummation of a proposed business combination. Although HCC believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate and there can, therefore, be no assurance that the forward-looking statements included herein will prove accurate. Because of the significant uncertainties inherent in the forward-looking statements contained herein, the inclusion of such information should not be regarded as a representation by HCC or any other person that the objectives and plans of HCC will be achieved.



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